EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
August 8, 2003		Dorothy Brown-Smith
Director, Corporate
Communication
(717) 396-5696

Investor Inquiries:
Karen Wallace
Assistant Treasurer
Investor Relations
(717) 396-6290

ARMSTRONG REPORTS SECOND QUARTER 2003 RESULTS

LANCASTER, Pa. August 8, 2003 — Armstrong Holdings, Inc. (OTCBB: ACKHQ) today reported second quarter 2003 net sales of $826.9 million that were 0.1% higher than second quarter net sales of $825.7 million in 2002. Excluding the favorable effects of foreign exchange rates of $42.1 million, consolidated net sales decreased by 4.7%, primarily due to lower sales volume.

An operating loss of $33.4 million was recorded for the second quarter of 2003 compared to operating income of $55.6 million in the second quarter of 2002. The decline in operating income was primarily due to a non-cash charge in the second quarter of 2003 of $73 million related to management’s current assessment of probable asbestos-related insurance asset recoveries. Also contributing to the decline in operating results were lower net sales, excluding the effect of foreign exchange rates, and higher raw material costs, particularly lumber, petroleum-based materials, natural gas and higher costs of foreign sourced products. In addition, there was a $7.1 million decrease in the U.S. pension credit in the second quarter of 2003 as compared to the prior year. Partially offsetting these costs increases were lower selling, general and administrative costs.

Segment Highlights

Resilient Flooring net sales were $308.3 million in the second quarter of 2003 and $304.0 million in the second quarter of 2002. 2003 sales compared to 2002 were favorably impacted by

$12.8 million from the effects of foreign exchange rates in translation. Operating income of $19.1 million in the quarter compared to operating income in the second quarter of 2002 of $20.8 million. This decrease was due to increases in raw material costs and sourced product costs, and a shift in demand to lower margin products, partially offset by lower SG&A expenses. Additionally, 2002 included $2.2 million of net restructuring charges.

Wood Flooring net sales of $181.6 million in the second quarter of 2003 decreased 4.4% from $190.0 million in the prior year. This decrease was primarily driven by lower sales volume. Operating income of $5.7 million in the second quarter of 2003 compared to $18.5 million in the second quarter of 2002. The decline in operating income was primarily attributable to increases in lumber and manufacturing costs and lower sales volumes, partially offset by lower selling expenses.

Textiles and Sports Flooring net sales of $67.1 million increased in the second quarter of 2003 compared to $60.1 million in the second quarter of 2002. Excluding the favorable effects of foreign exchange rates of $15.3 million, net sales decreased 11.0% due to weak European markets. An operating loss of $3.1 million in the second quarter of 2003 was incurred compared to an operating loss of $0.3 million in the second quarter of 2002. The increased loss was due to lower sales volume and competitive pricing pressures, partially offset by lower selling and advertising costs.

Building Products net sales of $216.7 million in the second quarter of 2003 increased from $205.1 million in the prior year. Excluding the favorable effects of foreign exchange rates of $14.1 million, sales would have decreased by 1.1%, primarily due to lower sales volume in the commercial markets. Operating income increased to $27.8 million from operating income of $24.5 million in the second quarter of 2002. This increase resulted from improved production expenses and lower SG&A spending, partially offset by increased natural gas costs.

Cabinets net sales in the second quarter of 2003 of $53.2 million decreased from $66.5 million in 2002 due primarily to reductions in volume. An operating loss of $2.4 million in 2003 compared to operating income of $0.6 million in the prior year. The operating loss was predominantly due to the negative effects of lower volume. Included in the 2002 operating income was a $2.5 million write-down, resulting from the completion of a book-to-physical inventory analysis, and an additional accrual for product claims of $1.0 million.

Year-to-Date Results

For the six-month period ending June 30, 2003, net sales were $1,601.8 million, an increase of 1.8% from the $1,573.7 million reported for the first six months of 2002. Increases in Building Products, and Resilient and Textiles and Sports Floorings were partially offset by decreases in Cabinets and Wood Flooring. Excluding the favorable effects of foreign exchange rates of $77.4 million, consolidated net sales decreased 3.0%.

An operating loss in the first half of 2003 of $22.1 million compared to operating income of $96.1 million for the first six months of 2002. This reduction was primarily due to the previously mentioned non-cash charge related to management’s current assessment of probably asbestos-related insurance asset recoveries. Also contributing to the decline were increased raw material costs, a $13.5 million decreased U.S. pension credit and lower sales volume, partially offset by decreased selling and advertising expenses and lower production costs.

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. References to performance excluding the effects of foreign exchange are non-GAAP measures. Management believes that this information improves the comparability of business performance by excluding the impacts of changes in foreign exchange rates when translating comparable foreign currency amounts.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. In 2002, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong has 59 plants in 14 countries and approximately 16,500 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: the outcome of Armstrong World Industries Inc.’s (“AWI”) Chapter 11 case; our ability to maintain financial liquidity; AWI’s asbestos-related liability and any other litigation; variations in raw material and energy costs; our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; success in achieving integration of and synergies from our acquisitions; greater than expected working capital requirements; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets and improved efficiencies in the European flooring market; effects on international operations from changes in intellectual property protection and trade regulations; and other risks, uncertainties and factors disclosed in our and AWI’s most recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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FINANCIAL HIGHLIGHTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$826.9	$825.7	$1,601.8	$1,573.7
Cost of goods sold	646.5	618.1	1,254.9	1,171.9
Selling, general and administrative expenses	146.0	156.3	303.3	314.9
Charge for asbestos liability, net	73.0	—	73.0	—
Restructuring and reorganization charges, net	0.9	2.2	4.1	2.7
Equity (earnings) from affiliates, net	(6.1)	(6.5)	(11.4)	(11.9)

Operating income (loss)	(33.4)	55.6	(22.1)	96.1
Interest expense (unrecorded contractual interest of $24.8 and $24.8, $49.5 and $49.5, respectively)	2.6	3.3	5.4	6.8
Other non-operating expense	1.2	1.1	2.5	1.8
Other non-operating (income)	(0.9)	(1.2)	(1.7)	(2.4)
Chapter 11 reorganization costs, net	5.9	6.3	9.9	12.5

Earnings (loss) before income taxes and cumulative effect of a change in accounting principle	(42.2)	46.1	(38.2)	77.4
Income tax expense (benefit)	(7.9)	18.4	(5.8)	27.8

Earnings (loss) before cumulative effect of a change in accounting principle	(34.3)	27.7	(32.4)	49.6
Cumulative effect of a change in accounting principle, net of tax of $2.2	—	—	—	(593.8)

Net earnings (loss)	$(34.3)	$27.7	$(32.4)	$(544.2)

Earnings (loss) per share of common stock, before cumulative effect of a change in accounting principle:
Basic	$(0.85)	$0.68	$(0.80)	$1.22
Diluted	$(0.85)	$0.68	$(0.80)	$1.22
Loss per share of common stock, cumulative effect of a change in accounting principle:
Basic	$—	$—	$—	$(14.66)
Diluted	$—	$—	$—	$(14.66)
Net earnings (loss) per share of common stock:
Basic	$(0.85)	$0.68	$(0.80)	$(13.44)
Diluted	$(0.85)	$0.68	$(0.80)	$(13.44)
Average number of common shares outstanding:
Basic	40.5	40.5	40.5	40.5
Diluted	40.7	40.7	40.7	40.7

Selected Balance Sheet Information

(amounts in millions)

	June 30, 2003	December 31, 2002
	(unaudited)
Assets:
Current assets	$1,309.1	$1,255.9
Property, plant and equipment, net	1,303.8	1,303.7
Other noncurrent assets	1,920.9	1,945.2

Total assets	$4,533.8	$4,504.8

Liabilities and shareholders’ equity:
Current liabilities	$408.4	$404.3
Liabilities subject to compromise	4,867.6	4,861.1
Other noncurrent liabilities	608.9	586.1
Shareholders’ deficit	(1,351.1)	(1,346.7)

Total liabilities and shareholders’ equity	$4,533.8	$4,504.8

Selected Cash Flow Information

(amounts in millions)

	Six Months Ended June 30,
	2003	2002
	(unaudited)
Net loss	$(32.4)	$(544.2)
Cumulative effect of a change in accounting principles, net	—	593.8
Other adjustments to reconcile net loss to net cash (used for) provided by operating activities	108.3	63.7
Changes in operating assets and liabilities, net	(108.5)	(17.8)

Net cash (used for) provided by operating activities	(32.6)	95.5
Net cash used for investing activities	(30.8)	(36.8)
Net cash (used for) provided by financing activities	(1.9)	5.8
Effect of exchange rate changes on cash and cash equivalents	4.2	3.6

Net (decrease) increase in cash and cash equivalents	(61.1)	68.1
Cash and cash equivalents, beginning of year	380.0	277.4

Cash and cash equivalents, end of period	$318.9	$345.5

SEGMENT RESULTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Continuing Operations
Net trade sales:
Resilient Flooring	$308.3	$304.0	$595.0	$585.3
Wood Flooring	181.6	190.0	348.8	350.9
Textiles and Sports Flooring	67.1	60.1	129.1	114.1
Building Products	216.7	205.1	423.8	400.6
Cabinets	53.2	66.5	105.1	122.8

Total Net Sales	$826.9	$825.7	$1,601.8	$1,573.7

Operating income (loss):
Resilient Flooring	$19.1	$20.8	$36.7	$39.6
Wood Flooring	5.7	18.5	7.9	27.2
Textiles and Sports Flooring	(3.1)	(0.3)	(9.1)	(2.2)
Building Products	27.8	24.5	45.6	47.2
Cabinets	(2.4)	0.6	(6.0)	3.8
All Other	0.5	0.8	0.9	1.4
Unallocated Corporate (expense)	(81.0)	(9.3)	(98.1)	(20.9)

Total Operating Income (Loss)	$(33.4)	$55.6	$(22.1)	$96.1